Filed Pursuant to Rule 424(b)(3)

and Rule 424(b)(7)

Registration No. 333-175034

Prospectus Supplement

BGC PARTNERS, INC.

7,736,247 Shares of Class A Common Stock

This prospectus supplement relates to 7,726,158 shares of Class A common stock, par value $0.01 per share, which we refer to as our “Class A common stock,” of BGC Partners, Inc., which we refer to as “BGC Partners,” “we,” “us,” or the “Company,” (i) that have been or may be distributed pursuant to distribution rights that were granted by Cantor Fitzgerald, L.P., which we refer to as “Cantor,” on April 1, 2008 to certain current and former Cantor partners in connection with the separation of the BGC businesses from Cantor and the merger of BGC Partners, LLC with eSpeed, Inc., and that remain unsold under the registration statement of which this prospectus supplement forms a part, (ii) that have been or may be distributed by Cantor to its partners in payment of previous quarterly partnership distributions payable to such partners by Cantor, or (iii) that may be donated by Cantor to charitable organizations. Of these 7,726,158 shares of Class A common stock, an aggregate of 2,544,215 shares have already been distributed by Cantor to partners pursuant to distribution rights, an aggregate of 1,248,665 shares have already been distributed by Cantor to partners in payment of such quarterly partnership distributions, and the remaining 3,933,278 shares may in the future be distributed by Cantor to partners to satisfy its distribution rights obligations or in deferred payment of such quarterly partnership distributions or donated by Cantor to charitable organizations. The aggregate of 3,792,880 such shares already distributed by Cantor to partners may be offered and sold through this prospectus supplement by such distributee partners, and the remaining 3,933,278 shares may be offered and sold under the registration statement of which this prospectus supplement forms a part (1) either by Cantor at the direction and for the account of the partners who hold the related distribution rights or have deferred receipt of shares in payment of such quarterly partnership distributions, or by such partners as distributees of such distribution rights shares or deferred distribution shares from Cantor, or the partners’ respective pledgees, donees, transferees or other successors in interest, which we refer to collectively as the “Individual Selling Stockholders,” or (2) by such charitable organizations, or their pledgees, donees, transferees or other successors in interest, which we refer to collectively as the “Charitable Organizations.”

This prospectus supplement also relates to 10,089 shares of our Class A common stock that were donated by us on May 9, 2011 to The Cantor Fitzgerald Relief Fund, and that remain unsold under the registration statement of which this prospectus supplement forms a part. These 10,089 shares may be offered and sold through this prospectus supplement by The Cantor Fitzgerald Relief Fund or by its pledgees, donees, transferees or other successors in interest, which we refer to collectively as the “Relief Fund.”

References in this prospectus supplement to the “Selling Stockholders” include Cantor, the Individual Selling Stockholders, the Charitable Organizations and the Relief Fund. Although nominally listed as a Selling Stockholder, Cantor will not be selling any shares for its own account under the registration statement.

To date, of the 9,440,317 shares of our Class A common stock registered on the registration statement of which this prospectus supplement forms a part, an aggregate of 1,704,070 shares have been sold under the registration statement, including 1,270,473 shares by Individual Selling Stockholders and 433,597 shares by the Relief Fund. As of the date of this prospectus supplement, an aggregate of 7,736,247 shares remain to be sold under the registration statement.

The purpose of including these shares of our Class A common stock in this prospectus supplement is to meet the expectations of the Individual Selling Stockholders that they will receive registered shares of our Class A common stock distributed by Cantor to them pursuant to their distribution rights or in payment of such quarterly partnership distributions. Additional purposes are to enable (1) the Charitable Organizations to offer and sell any shares of Class A common stock donated by Cantor to them and (2) the Relief Fund to offer and sell the shares of Class A common stock donated by us to The Cantor Fitzgerald Relief Fund on May 9, 2011.

The Selling Stockholders may offer the shares of our Class A common stock included in this prospectus supplement from time to time and sell shares in amounts, at prices and on terms to be determined at the time of the offering. The Selling Stockholders may sell the shares to or through one or more underwriters, dealers or agents or directly to purchasers on a delayed or continuous basis.

We do not expect to receive any of the proceeds from the sale of the shares by the Selling Stockholders. The Individual Selling Stockholders who are current or former partners of Cantor will be expected to use the proceeds from such sales to repay any outstanding loans to, or credit enhanced by, Cantor before receipt of any net proceeds.

We have agreed to pay the expenses of the registration of the shares of our Class A common stock offered and sold under the registration statement by the Selling Stockholders. The Selling Stockholders will pay any underwriting discounts, commissions and transfer taxes applicable to the shares of Class A common stock sold by them.

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “BGCP.” On February 21, 2012, the last reported sales price of our Class A common stock was $6.74 per share.

An investment in shares of our Class A common stock involves risks. See the “Risk Factors” section of our latest Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the “SEC,” and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 21, 2012.

Prospectus Supplement

You should rely only on the information provided in this prospectus supplement and the information incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of shares of our Class A common stock in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or any documents incorporated by reference into this prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus supplement and the documents incorporated by reference into this prospectus supplement, our businesses, financial condition, results of operations, cash flows and prospects might have changed.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, the Selling Stockholders may offer and sell shares of our Class A common stock as described in this prospectus supplement in one or more offerings. Additional prospectus supplements may add, update, substitute or change the information contained in this prospectus supplement, including the identities of the Selling Stockholders and the number of shares registered on their behalf. You should carefully read this prospectus supplement, together with the additional information described below.

This prospectus supplement and the documents incorporated by reference into this prospectus supplement include important information about us, our Class A common stock, this offering, and other information you should know before investing. You should read this prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” before investing in shares of Class A common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein or in documents incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	pricing and commissions and market position with respect to any of our products and services and those of our competitors;

•	the effect of industry concentration and reorganization, reduction of customers and consolidation;

•	liquidity, regulatory and clearing capital requirements and the impact of credit market events;

•	market conditions, including trading volume and volatility, and potential deterioration of the equity and debt capital markets;

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our relationships with Cantor Fitzgerald, L.P., which we refer to as “Cantor,” and its affiliates, including Cantor Fitzgerald & Co., which we refer to as “CF&Co,” any related conflicts of interest, competition for and retention of brokers and other managers and key employees, support for liquidity and capital and other relationships, including Cantor’s holding of our 8.75% convertible notes, CF&Co’s acting as our sales agent under our controlled equity or other offerings, and CF&Co’s acting as our financial advisor in connection with one or more business combination or other transactions;

•	economic or geopolitical conditions or uncertainties;

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extensive regulation of our businesses, changes in regulations relating to the financial services and other industries, and risks relating to compliance matters, including regulatory examinations, inspections, investigations and enforcement actions, and any resulting costs, fines, penalties, sanctions, enhanced oversight, increased financial and capital requirements, and changes to or restrictions or limitations on specific activities, operations, compensatory arrangements, and growth opportunities, including acquisitions, hiring, and new business, products, or services;

•	factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, counterparty failure, and the impact of fraud and unauthorized trading;

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costs and expenses of developing, maintaining and protecting our intellectual property, as well as employment and other litigation and their related costs, including judgments or settlements paid or received;

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certain financial risks, including the possibility of future losses and negative cash flows from operations, potential liquidity and other risks relating to our ability to obtain financing or refinancing of existing debt on terms acceptable to us, if at all, and risks of the resulting leverage, including potentially causing a reduction in our credit ratings and/or the associated outlooks given by the rating agencies to those credit ratings, as well as interest and currency rate fluctuations;

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our ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share;

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our ability to enter into marketing and strategic alliances and business combination or other transactions in the financial services and other industries, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions;

•	our ability to hire and retain personnel;

•	our ability to expand the use of technology for hybrid and fully electronic trading;

•	our ability to effectively manage any growth that may be achieved, while ensuring compliance with all applicable regulatory requirements;

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our ability to identify and remediate any material weaknesses in our internal controls that could affect our ability to prepare financial statements and reports in a timely manner, control our policies, procedures, operations and assets, and assess and manage our operational, regulatory and financial risks;

•	the effectiveness of our risk management policies and procedures, and the impact of unexpected market moves and similar events;

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the fact that the prices at which shares of our Class A common stock are sold in one or more of our controlled equity offerings or in other offerings or other transactions may vary significantly, and purchasers of shares in such offerings or transactions, as well as existing stockholders, may suffer significant dilution if the price they paid for their shares is higher than the price paid by other purchasers in such offerings or transactions;

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our ability to meet expectations with respect to payments of dividends and distributions and repurchases of shares of our Class A common stock and purchases of limited partnership interests of BGC Holdings, L.P., which we refer to as “BGC Holdings,” or other equity interests of our subsidiaries, including from Cantor, our executive officers, other employees, partners, and others, and the net proceeds to be realized by us from offerings of shares of Class A common stock;

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the effect on the market for and trading price of our Class A common stock of various offerings and other transactions, including our controlled equity and other offerings of Class A common stock and convertible securities, our repurchase of shares of Class A common stock and purchases of BGC Holdings limited partnership interests or other equity interests of our subsidiaries, our payment of dividends on Class A common stock and distributions on BGC Holdings limited partnership interests, convertible arbitrage, hedging, and other transactions engaged in by holders of our 4.50% convertible notes and counterparties to our capped call transactions, and resales of shares of Class A common stock acquired from us or Cantor, including pursuant to our employee benefit plans, conversion of our convertible notes, and distributions from Cantor pursuant to Cantor’s distribution rights obligations and other distributions to Cantor partners, including deferred distribution shares; and

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the risk factors contained in our latest Annual Report on Form 10-K filed with the SEC and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

The foregoing risks and uncertainties, as well as those risks and uncertainties referred to under the heading “Risk Factors” and those incorporated by reference into this prospectus supplement, may cause actual results to differ materially from the forward-looking statements. The information included or incorporated by reference into this prospectus supplement is given as of the respective dates of this prospectus supplement or the documents incorporated by reference into this prospectus supplement, and future events or circumstances could differ significantly from such information. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CERTAIN DEFINED TERMS

Unless we otherwise indicate or unless the context requires otherwise, any reference in this prospectus supplement to:

•	“4.50% convertible notes” refers to the BGC Partners 4.50% convertible senior notes due 2016, which are convertible into shares of Class A common stock;

•	“8.75% convertible notes” refers to the BGC Partners 8.75% convertible senior notes due 2015, which are convertible into shares of Class A common stock;

•	“BGC Global” refers to BGC Global Holdings, L.P., which holds the non-U.S. businesses of BGC Partners;

•	“BGC Holdings” refers to BGC Holdings, L.P.;

•	“BGC Partners” refers to BGC Partners, Inc. and its consolidated subsidiaries;

•	“BGC Partners OldCo” refers to BGC Partners, LLC (formerly known as BGC Partners, Inc.) before the merger;

•	“BGC U.S.” refers to BGC Partners, L.P., which holds the U.S. businesses of BGC Partners;

•	“Cantor” or the “Cantor group” refers to Cantor Fitzgerald, L.P. and its subsidiaries other than BGC Partners;

•	“Cantor units” refers to exchangeable limited partnership interests of BGC Holdings held by Cantor entities;

•	“CF&Co” refers to Cantor Fitzgerald & Co.;

•	“CFGM” refers to CF Group Management, Inc., the managing general partner of Cantor;

•	“Class A common stock” refers to BGC Partners Class A common stock, par value $0.01 per share;

•	“Class B common stock” refers to BGC Partners Class B common stock, par value $0.01 per share;

•	“common stock” refers to Class A common stock and Class B common stock, collectively;

•	“convertible notes” refers to the 4.50% convertible notes and the 8.75% convertible notes, collectively;

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“deferred distribution shares” refers to shares of Class A common stock to be distributed by Cantor on a deferred basis to certain of its partners in payment of previous quarterly partnership distributions;

•	“distribution rights” refers to the obligation of Cantor to distribute to certain current and former partners of Cantor shares of Class A common stock;

•	“distribution rights shares” refers to shares of Class A common stock distributed or to be distributed by Cantor pursuant to distribution rights;

•	“eSpeed” refers to eSpeed, Inc.;

•	“February 2012 sales agreement” refers to the controlled equity offeringSM sales agreement, dated February 15, 2012, between BGC Partners and CF&Co;

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“founding partners” refers to the individuals who became limited partners of BGC Holdings in the mandatory redemption of interests in Cantor in connection with the separation and merger and who provide services to BGC Partners (provided that members of the Cantor group and Howard W. Lutnick (including any entity directly or indirectly controlled by Mr. Lutnick or any trust with respect to which he is a grantor, trustee or beneficiary) are not founding partners);

•	“founding partner units” refers to partnership units of BGC Holdings held by founding partners;

•	“founding/working partners” refers to founding partners and/or working partners of BGC Holdings;

•	“founding/working partner units” refers to partnership units of BGC Holdings held by founding/working partners;

•	“GAAP” refers to accounting principles generally accepted in the United States of America;

•	“limited partners” refers to holders of limited partnership units;

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•	“limited partnership interests” refers to founding/working partner units, limited partnership units and Cantor units, collectively;

•	“limited partnership units” refers to REUs, RPUs, PSUs and PSIs, collectively;

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“merger” refers to the merger of BGC Partners OldCo with and into eSpeed on April 1, 2008 pursuant to the Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 and February 1, 2008, by and among eSpeed, BGC Partners OldCo, Cantor, BGC U.S., BGC Global and BGC Holdings;

•	“OpCos” refers to BGC U.S. and BGC Global, collectively;

•	“PSIs” refers to certain working partner units of BGC Holdings held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“PSUs” refers to certain working partner units of BGC Holdings held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“REUs” refers to certain limited partnership units of BGC Holdings held by certain employees of BGC Partners and other persons;

•	“RPUs” refers to certain limited partnership units of BGC Holdings held by certain employees of BGC Partners and other persons;

•	“RSUs” refers to BGC Partners’ unvested restricted stock units held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

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“separation” refers to the transfer by Cantor of certain assets and liabilities to BGC Partners OldCo and/or its subsidiaries pursuant to the Separation Agreement, dated as of March 31, 2008, by and among Cantor, BGC Partners OldCo, BGC U.S., BGC Global and BGC Holdings;

•	“September 2011 sales agreement” refers to the controlled equity offeringSM sales agreement, dated September 9, 2011, between BGC Partners and CF&Co;

•	“working partners” refers holders of working partner units; and

•	“working partner units” refers to partnership units of BGC Holdings held by working partners.

SUMMARY

This summary highlights selected information from this prospectus supplement, but may not contain all of the information that may be important to you. The following summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus supplement. For a more complete understanding of the terms of our Class A common stock, and before making your investment decision, you should carefully read this entire prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.” See the “Certain Defined Terms” section beginning on page v of this prospectus supplement for the definition of certain terms used in this prospectus supplement.

When we use the words “BGC Partners,” “we,” “us,” “our” or the “Company,” we are referring to BGC Partners, Inc. and its consolidated subsidiaries.

The Company

We are a leading global brokerage company primarily servicing the wholesale financial markets, specializing in the broking of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, property derivatives, commodities, futures and structured products. We also provide a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Our integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or in certain markets, fully electronic brokerage services in connection with transactions executed either over-the-counter or through an exchange. Through our eSpeed, BGC Trader, and BGC Market Data brands, we offer financial technology solutions, market data, and analytics related to select financial instruments and markets. Our customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms.

We have offices in over 35 major markets, including New York and London, as well as in Atlanta, Beijing, Boston, Chicago, Copenhagen, Dubai, Hong Kong, Houston, Istanbul, Johannesburg, Los Angeles, Mexico City, Miami, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo, Toronto, Washington, D.C. and Zurich.

As of December 31, 2011, we had 2,147 brokers and salespeople across approximately 290 desks and products (more than quadruple the number we had in October 2004). In 2011, we processed approximately 27.3 million transactions, totaling almost $194.1 trillion notional on our hybrid and fully electronic platforms.

Our Organizational Structure

On April 1, 2008, BGC Partners OldCo and eSpeed merged to form BGC Partners. Immediately prior to the merger, pursuant to a separation agreement, Cantor transferred certain assets and liabilities to BGC Partners OldCo and/or its subsidiaries.

We are a holding company, and our businesses are operated through two operating partnerships: BGC U.S., which holds our U.S. businesses, and BGC Global, which holds our non-U.S. businesses. In connection with the separation, Maxcor Financial Group Inc. was contributed to BGC Partners OldCo in exchange for BGC Partners OldCo units that became shares of our common stock in the merger, and certain businesses were contributed to the OpCos in exchange for limited partnership interests of the OpCos. In connection with the merger, eSpeed contributed certain businesses to the OpCos in exchange for limited partnership interests of the OpCos.

The limited partnership interests of the OpCos are held by us and BGC Holdings, and the limited partnership interests of BGC Holdings are currently held by Cantor, the founding/working partners and holders of limited partnership units. We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitle us to remove and appoint the general partner of BGC Holdings, and serve as the general partner of BGC Holdings, which entitles us to control BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of BGC U.S. and BGC Global, all of which entitle BGC Holdings (and thereby us) to control each of BGC U.S. and BGC Global. BGC Holdings holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited.

The following diagram illustrates our ownership structure as of February 21, 2012. The following diagram does not reflect the various subsidiaries of us, BGC U.S., BGC Global, BGC Holdings or Cantor, or, to the extent applicable, outstanding RSUs.

CF Group Management Inc.
Cantor Limited Partners
Cantor
Public Stockholders
• Class A common stock (3.5% of economics and 1.1% of voting power of BGC Partners, Inc.) and Class B common stock (25.5% of economics and 77.3% of voting power of BGC Partners, Inc)
• 15.4% indirect economic interest in BGC U.S. and BGC Global
• Limited Partnership Interests (39.4% of economics of BGC Holdings)
• 18.5% indirect economic interest in BGC U.S. and BGC Global
• Class A common stock (71.0% of economics and 21.6% of voting power of BGC Partners, Inc)
• 37.6% indirect economic interest in BGC U.S. and BGC Global
BGC Partners, Inc.
• Limited Partnership Interests (53.0% of economics of BGC U.S.)
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (53.0% of economics of BGC Global)
Limited Partners and Founding/Working Partners
• Limited Partnership Interests (60.6% of economics of BGC Holdings)
• 28.5% indirect economic interest in BGC U.S. and BGC Global
BGC Holdings
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (47.0% of economics of BGC U.S.)
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (47.0 % of economics of BGC Global)
BGC U.S.
BGC Global

*	Shares of our Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, if Cantor converted all of its Class B common stock into Class A common stock, Cantor would hold 29.0% of the voting power, and the public stockholders would hold 71.0% of the voting power (and the indirect economic interests in BGC U.S. and BGC Global would remain unchanged). The diagram reflects (i) 750,000 shares of Class A common stock that we donated to The Cantor Fitzgerald Relief Fund on February 3, 2012, (ii) 1,292,678 shares of Class A common stock that Cantor distributed to its partners on February 14, 2012 in payment of previous quarterly partnership distributions, of which 1,248,665 shares are included in this prospectus supplement (but excluding 1,928,103 deferred distribution shares that remain to be distributed by Cantor to such partners) and (iii) an aggregate of 721,679 distribution rights shares that Cantor has distributed since September 2011, including 498,960 shares of Class A common stock that Cantor distributed on February 14, 2012, to certain current and former partners of Cantor pursuant to distribution rights that were granted by Cantor to such partners on April 1, 2008, which shares are included in this prospectus supplement (but excluding 15,545,606 distribution rights shares that remain to be distributed by Cantor to such partners). The diagram does not reflect Cantor’s economic interest in the 8.75% convertible notes or the 22,508,095 shares of Class A common stock acquirable by Cantor upon conversion thereof. If Cantor converted all of the 8.75% convertible notes into shares of Class A common stock, Cantor would hold 79.5% of the voting power, and the public stockholders would hold 20.5% of the voting power (and Cantor’s indirect economic interests in each of BGC U.S. and BGC Global would be 39.2%). Further, the diagram does not reflect (i) 10,000,000 shares of Class A common stock that may be sold under the February 2012 sales agreement, pursuant to our shelf Registration Statement on Form S-3 (333-176523), (ii) 2,052,690 shares of Class A common stock remaining to be sold under the September 2011 sales agreement, pursuant to our shelf Registration Statement on Form S-3 (333-176523), (iii) 9,972,201 shares of Class A common stock that remain available to be sold pursuant to the BGC Partners, Inc. Dividend Reinvestment and Stock Purchase Plan under our shelf Registration Statement on Form S-3 (Registration No. 333-173109), (iv) 19,661,274 shares of Class A common stock that may be sold under our acquisition shelf Registration Statement on Form S-4 (Registration No. 333-169232), or (v) 16,260,160 shares of Class A common stock that may be issued upon conversion of the 4.50% convertible notes. For purposes of the diagram and this paragraph, Cantor’s percentage ownership also includes CFGM’s percentage ownership.

Executive Offices

Our executive offices are located at 499 Park Avenue, New York, New York 10022, while our international headquarters are located at 1 Churchill Place, Canary Wharf, London E14 5RD, United Kingdom. Our telephone number is (212) 610-2200. Our website is located at www.bgcpartners.com, and our e-mail address is info@bgcpartners.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement.

The Offering

Shares of our Class A common stock offered by the Selling Stockholders:	7,736,247 shares

Use of Proceeds:	We do not expect to receive any of the proceeds from the sale of shares of our Class A common stock by the Selling Stockholders. The Individual Selling Stockholders who are current or former partners of Cantor will be expected to use the proceeds from such sales to repay any outstanding loans to, or credit enhanced by, Cantor before receipt of any net proceeds.

RISK FACTORS

An investment in shares of our Class A common stock involves risks. You should consider carefully the “Risk Factors” section of our latest Annual Report on Form 10-K filed with the SEC, and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein, as well as the other information included in this prospectus supplement before making an investment decision. Any of the risk factors could significantly and negatively affect our businesses, financial condition, results of operations, cash flows, and prospects and the trading price of Class A common stock. You could lose all or part of your investment in our Class A common stock.

USE OF PROCEEDS

We do not expect to receive any of the proceeds from the sale of shares of our Class A common stock by the Selling Stockholders. The Individual Selling Stockholders who are current or former partners of Cantor will be expected to use the proceeds from such sales to repay any outstanding loans to, or credit enhanced by, Cantor before receipt of any net proceeds.

DIVIDEND POLICY

Our board of directors has authorized a dividend policy which provides that we expect to pay not less than 75% of our “post-tax distributable earnings per fully diluted share” as cash dividends to our common stockholders, with the balance of such distributable earnings to be available to repurchase shares of our Class A common stock or purchase BGC Holdings limited partnership interests or other equity interests of our subsidiaries, including from Cantor, our executive officers, other employees, partners and others. Please see below for a detailed definition of “post-tax distributable earnings per fully diluted share.”

Our board of directors and our audit committee have authorized repurchases of shares of our Class A common stock and purchases of BGC Holdings limited partnership interests or other equity interests of our subsidiaries as part of this policy, including those held by Cantor, our executive officers, other employees, partners and others. On October 26, 2011, the authorization was increased to $100.0 million. As of February 21, 2012, we had approximately $72.1 million remaining under this authorization and may continue to actively make repurchases or purchases, or cease to make such repurchases or purchases, from time to time.

We expect to pay such dividends, if and when declared by our board of directors, on a quarterly basis. The dividend to our common stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend. No assurance can be made, however, that a dividend will be paid each quarter.

The declaration, payment, timing and amount of any future dividends payable by us will be at the sole discretion of our board of directors. We are a holding company, with no direct operations, and therefore we are able to pay dividends only from our available cash on hand and funds received from distributions from BGC U.S. and BGC Global. Our ability to pay dividends may also be limited by regulatory considerations as well as by covenants contained in financing or other agreements. In addition, under Delaware law, dividends may be payable only out of surplus, which is our net assets minus our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Accordingly, any unanticipated accounting, tax, regulatory or other charges against net income may adversely affect our ability to declare dividends. While we intend to declare and pay dividends quarterly, there can be no assurance that our board of directors will declare dividends at all or on a regular basis or that the amount of our dividends will not change.

Certain Definitions

“Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings” are supplemental measures of operating performance that are used by our management to evaluate the financial performance of us and our subsidiaries. We believe that distributable earnings best reflects the operating earnings generated by us on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners and its common stockholders, as well as to holders of BGC Holdings limited partnership interests, during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by us, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect our ordinary operating results.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of our non-cash earnings or losses related to our equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings will also include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.

“Pre-tax distributable earnings” are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners OldCo with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion;

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs and PSIs; and

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of limited partnership interests and certain one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

Beginning with the first quarter of 2011, our definition of distributable earnings has been revised to also exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect, our presentation of prior periods. Our management believes that excluding these gains and charges best reflects our operating performance.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

Our distributable earnings per fully diluted share calculations assume either that:

•

The fully diluted share count includes the shares related to the dilutive instruments, such as the convertible notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive, or

•	The fully diluted share count excludes the shares related to the dilutive instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by our board of directors with reference to post-tax distributable earnings per fully diluted share. In addition to the quarterly dividend to our common stockholders, we expect to pay a pro rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of “pre-tax distributable earnings per share.”

Certain employees who are holders of RSUs are granted pro rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flows from operations or GAAP net income (loss). We view distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund our operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of our GAAP financial results. However, management believes that they help provide investors with a clearer understanding of our financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of our financial performance should be considered together.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “BGCP.” There is no public trading market for our Class B common stock, which is held by Cantor and CFGM. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of our Class A common stock on the Nasdaq Global Select Market.

We paid quarterly dividends on our common stock of $0.14, $0.14, $0.14 and $0.14 for the first, second, third and fourth quarters of 2010, respectively, and $0.17, $0.17 and $0.17 for the first, second and third quarters of 2011, respectively.

	High	Low
2012
First Quarter (through February 21)	$6.96	$5.88

2011
First Quarter	$10.07	$7.72
Second Quarter	$9.75	$7.27
Third Quarter	$8.58	$5.88
Fourth Quarter	$7.47	$5.40

2010
First Quarter	$6.47	$3.72
Second Quarter	$6.97	$5.05
Third Quarter	$6.03	$4.69
Fourth Quarter	$8.76	$5.95

On February 21, 2012, the closing sales price of our Class A common stock on the Nasdaq Global Select Market was $6.74. As of February 17, 2012, there were 346 holders of record of our Class A common stock and two holders of record of our Class B common stock.

SELLING STOCKHOLDERS

In connection with the separation and merger, on April 1, 2008 Cantor granted to certain current and former Cantor partners distribution rights entitling such partners to receive over time from Cantor an aggregate of 33,371,740 shares of our Class A common stock. Since the merger, and through February 14, 2012, Cantor has distributed to such partners an aggregate of 17,826,134 distribution rights shares (reflecting distributions by Cantor of an aggregate of 721,679 distribution rights shares since September 2011, including 498,960 distribution rights shares distributed on February 14, 2012), and 15,545,606 such shares remain to be distributed. In addition, on February 14, 2012, Cantor determined to distribute to its partners an aggregate of 3,220,781 shares of our Class A common stock in payment of previous quarterly partnership distributions payable to such partners by Cantor. Of those 3,220,781 shares, an aggregate of 1,292,678 shares of Class A common stock were distributed to partners on February 14, 2012 (including an aggregate of 44,013 shares distributed by Cantor to certain partners, including to one of our executive officers, that are not being offered and sold pursuant to the registration statement of which this prospectus supplement forms a part), and an aggregate of 1,928,103 shares remain to be distributed to partners who deferred receipt of such shares, which shares we refer to as “deferred distribution shares.”

Cantor may satisfy its obligations with respect to distribution rights shares and deferred distribution shares by distributing to the partners shares of Class A common stock owned by it, shares of Class A common stock acquired by it upon exchange of Cantor units owned by it, shares of Class A common stock acquired by it upon conversion of shares of our Class B common stock owned by it, shares of Class A common stock acquired by it upon conversion of the 8.75% convertible notes, or any other shares of Class A common stock now owned or hereafter acquired by it. In addition, from time to time Cantor may donate shares of Class A common stock to Charitable Organizations.

This prospectus supplement relates to 7,726,158 shares of our Class A common stock, which Cantor acquired on May 5, 2011 upon exchange of 9,000,000 Cantor units for 9,000,000 shares of Class A common stock. Of these 7,726,158 shares of Class A common stock, an aggregate of 3,792,880 shares that have already been distributed by Cantor to partners pursuant to distribution rights (2,544,215 shares) and in payment of quarterly partnership distributions (1,248,665 shares, excluding 44,013 shares distributed by Cantor to certain partners, including to one of our executive officers) may be offered and sold through this prospectus supplement by the Individual Selling Stockholders identified in the table below, and the remaining 3,933,272 shares may be offered and sold under the registration statement (1) either by Cantor at the direction and for the account of the Individual Selling Stockholders who hold the related distribution rights or have deferred receipt of shares in payment of such quarterly partnership distributions, or by such Individual Selling Stockholders as distributees of such distribution rights shares or deferred distribution shares from Cantor, which Individual Selling Stockholders in each such case will be identified in one or more additional prospectus supplements to the extent required prior to the time of any offer or sale of such Individual Selling Stockholders’ shares pursuant to the registration statement, or (2) by the Charitable Organizations, which will be identified in one or more additional prospectus supplements to the extent required prior to the time of any offer or sale of such Charitable Organizations’ shares pursuant to the registration statement. Although nominally listed as a Selling Stockholder, Cantor will not be selling any shares for its own account under the registration statement.

This prospectus supplement also relates to 10,089 shares of our Class A common stock that may be offered and sold by the Relief Fund under the registration statement. These 10,089 shares of Class A common stock were donated by us to The Cantor Fitzgerald Relief Fund on May 9, 2011.

To date, of the 9,440,317 shares of our Class A common stock registered on the registration statement, an aggregate of 1,704,070 shares have been sold under the registration statement of which this prospectus supplement forms a part, including 1,270,473 shares by Individual Selling Stockholders and 433,597 shares by the Relief Fund. As of the date of this prospectus supplement, an aggregate of 7,736,247 shares remain to be sold under the registration statement.

The table below provides Selling Stockholder information, which has been supplied by Cantor and the Selling Stockholders that are currently offering and selling shares of our Class A common stock pursuant to this prospectus supplement, concerning the beneficial ownership of Class A common stock as February 14, 2012 by such Selling Stockholders. Selling Stockholder information for each additional Selling Stockholder will be set forth in one or more additional prospectus supplements to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares under the registration statement. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus supplement, including the identities of the Selling Stockholders and the number of shares being offered and sold by them or on their behalf. The Selling Stockholders may sell all, some or none of such shares. See “Plan of Distribution.” In addition, certain of the Selling Stockholders have offered and sold and may in the future offer and sell shares of Class A common stock pursuant to our separate resale shelf Registration Statement on Form 3 (Registration
No. 333-167953).

For more information regarding Cantor and the material relationships it has with us, see our latest Annual Report on Form 10-K filed with the SEC, and any updates thereto contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which are incorporated herein by reference. For purposes of the table below, we have assumed that, following the completion of the sale of shares of our Class A common stock included in this prospectus supplement, there will continue to be 102,026,656 shares of Class A common stock outstanding.

Except as indicated in the footnotes to the table below, each of the Selling Stockholders listed below has sole voting and investment power with respect to all shares of our Class A common stock shown as beneficially owned by such person. The principal address of each of the Selling Stockholders is 499 Park Avenue, New York, New York 10022.

The table below does not set forth separately the 34,799,362 shares of our Class B common stock held by Cantor, which represents 99.9% of the total Class B common stock outstanding as of February 21, 2012. Shares of Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. In addition, the table does not set forth separately Cantor’s 47,862,204 rights to acquire shares of Class B common stock upon exchange of Cantor units. As referenced in footnote (2) to the table below, a total of 47,862,204 Cantor units are exchangeable by Cantor with us at any time for shares of Class B common stock (or at Cantor’s option, or if there are no additional authorized and unissued shares of Class B common stock, Class A common stock) on a one-for-one basis. As of February 21, 2012, there were 49,500,000 authorized and unissued shares of Class B common stock.

Each Individual Selling Stockholder listed in the table below is a current or former partner of Cantor. The determination of beneficial ownership of the shares of our Class A common stock held by each such person as of February 21, 2012 and immediately after the sale of shares included in this prospectus supplement includes ownership of the following, except as otherwise noted in footnotes to the table below:

•	shares of Class A common stock that are acquirable upon the exercise of options currently exercisable or exercisable within 60 days from February 21, 2012;

•	shares of Class A common stock that are acquirable upon the exchange of exchangeable limited partnership interests currently exchangeable or exchangeable within 60 days from February 21, 2012;

•	shares of Class A common stock acquirable upon the vesting of RSUs within 60 days from February 21, 2012; and

•	any other shares of Class A common stock beneficially owned by such person.

	Shares of Class A Common Stock Beneficially Owned				Shares of Class A Common Stock Being Sold		Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares		%		Shares		Shares		%
Cantor Fitzgerald, L.P.(1)	109,647,045	(2)	52.9	%(3)	3,933,278	(4)	105,713,767		51.0	%(3)
The Cantor Fitzgerald Relief Fund	760,089	(5)	*		10,089		750,000	(5)	*
Vincent Agoglia	33,757		*		22,980		10,777		*
Patrick A’Hearn	36		*		36		—		*
Joseph Allegue	8,333		*		1,243		7,090		*
Donald Allen	290		*		290		—		*
Zachary Alpern	163		*		163		—		*
William Alsford	3,499		*		3,368		131		*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Marc Altmann	452	*	452	—	*
Lee Amaitis	13,062	*	13,062	—	*
Clark Andresen	385	*	385	—	*
Peter Angeli	7,706	*	7,706	—	*
Athanasios Antonaros	59	*	59	—	*
Thomas Anzalone	26,309	*	4,593	21,716	*
John Ashby	488	*	488	—	*
Patrick Asseman	58,681	*	9,683	48,998	*
Burak Atalay	29,728	*	3,050	26,678	*
Gavin Atkins	155	*	155	—	*
Kar Yuen Au	100	*	100	—	*
Jean Pierre Aubin	18,928	*	18,928	—	*
Dana Aude	755	*	755	—	*
Ayal Avni	8,062	*	8,062	—	*
Ryan Baker	277	*	277	—	*
John Baldo	3,036	*	3,036	—	*
Douglas Barnard	32,031	*	22,917	9,114	*
Kevin Barry	81	*	81	—	*
Peter Bartko	35,356	*	4,275	31,081	*
Stephen Bartlett	39,888	*	10,443	29,445	*
Christopher Bartlett	9,715	*	9,715	—	*
Gregory Barton	653	*	653	—	*
Joseph Baxley	323	*	323	—	*
Lawrence Bayford	2,915	*	2,915	—	*
Brian Behrens	1,800	*	1,800	—	*
Didier Bensadoun	19,179	*	19,179	—	*
Peter Benyik	20,953	*	11,877	9,076	*
Todd Berlent	34,202	*	4,202	30,000	*
Riccardo Bernabei	6,005	*	1,407	4,598	*
Amrut Bharambe	943	*	943	—	*
Rajesh Bhutiani	24	*	24	—	*
Holly Bigmore	1,638	*	1,638	—	*
Laurence Blake	180	*	180	—	*
David Blakeslee	30,078	*	4,380	25,698	*
Ian Blakeslee	460	*	460	—	*
Jonathan Blum	14,892	*	14,892	—	*
Jason Bodner	884	*	884	—	*
James Bond	12,579	*	12,579	—	*
Christopher Bonocore	1,317	*	1,317	—	*
Giovanni Bonomo	4,500	*	4,500	—	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Avi Bouhadana	120,778	*	9,344	111,434	*
Sami Boustany	2,305	*	2,305	—	*
Natasha Boyden	343	*	343	—	*
Jason Boyer	1,049	*	1,049	—	*
Shawn Bragdon	15,224	*	15,224	—	*
Steven Brenner	12,073	*	6,073	6,000	*
William Brereton	2,282	*	2,282	—	*
Sebastien Britschu	739	*	739	—	*
Lawrence Britvan	5,224	*	5,224	—	*
Matthew Brody	33	*	33	—	*
Robert Brown	5,690	*	2,052	3,638	*
Michael Brown	718	*	718	—	*
Wayne Buchan	329	*	329	—	*
Warren Burger	31,150	*	11,466	19,684	*
Stephen Bush	3,182	*	3,182	—	*
Samuel Buttine	210	*	210	—	*
Anthony Cabrera	28,243	*	8,356	19,887	*
Joseph Callaci	112	*	112	—	*
Thomas Cantwell	839	*	839	—	*
Jason Capone	1,136	*	1,136	—	*
John Capuano	17,580	*	1,944	15,636	*
Stephen Capurso	17	*	17	—	*
Brian Carter	894	*	423	471	*
Michael Cascione	682	*	682	—	*
Vincent Catanzaro	12,906	*	869	12,037	*
Man Hin Chan	36,239	*	2,807	33,432	*
Toi Tung Chan	15,830	*	6,794	9,036	*
Chun Chuen Chan	158	*	158	—	*
Lester Chau	48,705	*	5,278	43,427	*
Robert Chicoine	438	*	438	—	*
Simon Chipchase	739	*	739	—	*
Kevin Christie	12,442	*	3,790	8,652	*
Michael Christoph	1,324	*	1,324	—	*
Kwai Sun Chu	9,898	*	1,410	8,488	*
Yick Wing Chung	2,448	*	2,448	—	*
William Clark	78,617	*	78,617	—	*
Kevin Clark	6,560	*	6,560	—	*
Matthew Claus	8,566	*	8,566	—	*
Kenneth Clausman	78	*	78	—	*
James Coffey	13,470	*	8,470	5,000	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Daniel Cohen	462	*	462	—	*
Daryl Collyer	527	*	527	—	*
Thomas Colonna	421	*	421	—	*
Michael Comerford	119	*	119	—	*
Mark Compton	7	*	7	—	*
Michael Condelli	1,722	*	1,722	—	*
Ronald Consiglio	229	*	229	—	*
Jerome Contensou	2,430	*	2,430	—	*
Stuart Cooper	976	*	976	—	*
David Cooper	7,804	*	3,804	4,000	*
Dennis Cortes	13,614	*	13,614	—	*
Timothy Cross	8,290	*	8,290	—	*
Matthew Culling	2,672	*	2,672	—	*
Craig Cummings	51,424	*	24,623	26,801	*
Thomas Cummings	810	*	810	—	*
Christopher Curran	309	*	309	—	*
Michael Cushing	741	*	741	—	*
Christopher Dalton	603	*	603	—	*
Dryw Danielson	18,468	*	3,498	14,970	*
John D’Antonio	3,641	*	2,041	1,600	*
Bradford Darby	48	*	48	—	*
Rajat Das	65	*	65	—	*
James Davidowitz	169	*	169	—	*
Duncan Davidson	833	*	833	—	*
Daniel Davies	6,275	*	6,275	—	*
Charlotte Davies	93	*	93	—	*
Richard Day	472	*	472	—	*
Timothy Deignan Jr	882	*	882	—	*
Gerald Deitchman	401	*	401	—	*
Yves Delepau	1,554	*	1,554	—	*
James Demarinis	11,338	*	875	10,463	*
Suzie Demer	1,162	*	1,162	—	*
Francis Dempsey	38,866	*	38,866	—	*
Evan Denner	849	*	849	—	*
Yevette Depinto	68,025	*	12,755	55,270	*
Brian Devaney	304	*	304	—	*
Conrad Develasco	2,206	*	2,206	—	*
David Diamond	30,536	*	3,327	27,209	*
Brian Dias	251	*	251	—	*
John Dibble	121	*	121	—	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Christopher Dickson	12,488	*	3,948	8,540	*
Gary Distell	65	*	65	—	*
David Divinagracia	274	*	274	—	*
William Dockery	1,373	*	1,373	—	*
Walter Donahue	192,320	*	20,304	172,016	*
Michael Dorbandt	9,030	*	1,163	7,867	*
Mark Down	4,200	*	4,200	—	*
Steven Downham	2,494	*	2,494	—	*
Romain Duigou	2,859	*	2,859	—	*
Blaine Dunn	98	*	98	—	*
Leslie Dyer	10,902	*	10,902	—	*
John Eberle	2,138	*	2,138	—	*
Jon Eckert	30,525	*	20,000	10,525	*
Brian Edmonds	5,569	*	5,569	—	*
Neil Edwards	1,514	*	1,514	—	*
Olga Egorova	65	*	65	—	*
Karim El Salakawi	972	*	972	—	*
Thomas Elliott	405	*	405	—	*
Timothy Eng	696	*	696	—	*
Duane Erickson	1,584	*	1,584	—	*
Jonathan Everett	1,086	*	1,086	—	*
Mark Fairhurst	70,530	*	3,930	66,600	*
Mark Falzone	12,138	*	12,138	—	*
Brinkley Farnsworth	294	*	294	—	*
Joseph Farricielli	513	*	13	500	*
Joshua Feldman	2,074	*	2,074	—	*
Darren Fender	4,350	*	4,350	—	*
Simon Ferguson	1,933	*	983	950	*
James Ficarro	170,253	*	5,035	165,218	*
Michael Field	6,512	*	739	5,773	*
Paul Fine	33	*	33	—	*
Joseph Finnerty	18,815	*	2,106	16,709	*
Rod Fisher	57,931	*	57,931	—	*
Van Fisher	97	*	97	—	*
Keith Flemm	20	*	20	—	*
Wendall Flodeen	1,788	*	1,788	—	*
Kevin Foley	907,602	*	13,727	893,875	*
Ting Fong	2,363	*	976	1,387	*
Neil Fordham	34,390	*	34,390	—	*
John Forsyth	132	*	132	—	*

	Shares of Class A Common Stock Beneficially Owned				Shares of Class A Common Stock Being Sold		Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares		%		Shares		Shares	%
Nathaniel Fowler	25		*		25		—	*
Randall Fowler	32,617		*		4,761		27,856	*
Daniel Francis	165		*		165		—	*
Jérôme Frank	90,326		*		26,326		64,000	*
James Franz	924		*		924		—	*
Stuart Fraser	1,603,142	(6)	1.6	(7)	413,070	(8)	1,190,072	1.2	(7)
Harry Freda	495		*		495		—	*
Michele Fredenburg-Mallory	256		*		256		—	*
Philip Freifeld	3,094		*		875		2,219	*
Yan Yan Fu	11,230		*		3,228		8,002	*
Joseph Gabor	1,053		*		1,053		—	*
Lawrence Gage	133		*		133		—	*
Lee Gale	822		*		822		—	*
Kevin Galvin	14		*		14		—	*
Robert Game	739		*		739		—	*
Jeffrey Gapusan	380		*		380		—	*
Timothy Garwood	41,142		*		41,142		—	*
Louis Gentilucci	1,045		*		1,045		—	*
Andrew Gerald	5,959		*		5,959		—	*
Christopher Gibson	15,633		*		5,033		10,600	*
Michael Gilmore	708		*		708		—	*
Philip Ginsburg	258,013		*		250,896		7,117	*
Jane Ginsburg	843		*		422		421	*
Carsten Girst	37,533		*		37,533		—	*
Howard Glicksman	556		*		556		—	*
Scott Golden	7,249		*		7,249		—	*
Jeremy Goldman	1,658		*		1,658		—	*
Elizabeth Goldstein	115		*		115		—	*
Milo Gonzalez	245		*		245		—	*
Graham Goodkin	131		*		131		—	*
Jordan Goodman	1,059		*		1,059		—	*
Sean Goodrich	13,558		*		13,558		—	*
David Gottfried	259		*		259		—	*
Robyn Grad	1,353		*		1,353		—	*
Christine Grandstaff	15,344		*		15,344		—	*
Frederick Gregson	4,120		*		972		3,148	*
Kevin Grier	181		*		181		—	*
Kevin Griffin	8,567		*		8,567		—	*
Keith Grimaldi	514		*		514		—	*
Michael Guzman	579		*		579		—	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Michael Halimi	123,080	*	9,445	113,635	*
Grant Hall	571	*	571	—	*
John Halliday	5,956	*	5,956	—	*
Victor Hamilton	183	*	183	—	*
Essya Hanachi	3,419	*	2,991	428	*
Steve Hanlon	1,959	*	1,959	—	*
Thomas Harmon	213	*	213	—	*
Charles Hastings	196	*	196	—	*
John Hawes	54	*	54	—	*
Anthony N. Herbert	2,651	*	2,651	—	*
Scott Hermo	23,691	*	1,894	21,797	*
Stuart Hersch	76,799	*	16,799	60,000	*
Kevin Higgins	123	*	123	—	*
Robert Hill	22,913	*	22,913	—	*
Olivier Hochberg	8,472	*	8,472	—	*
Christopher Hodder	2,612	*	2,612	—	*
Jeffrey Hogan	168,168	*	34,962	133,206	*
Gary Hom	6,149	*	4,068	2,081	*
James Hughes Ii	124	*	124	—	*
John Hurdle	65	*	65	—	*
David Hurley	435	*	435	—	*
Jay Itzkowitz	12,135	*	12,135	—	*
Jason Jakubowicz	14,531	*	14,531	—	*
Brian Johnson	256	*	256	—	*
Darren Jones	2,133	*	2,133	—	*
Riley Jones	853	*	853	—	*
John Jones	1,804	*	1,804	—	*
Ross Josephson	141	*	141	—	*
Thomas Kackle	1,145	*	1,145	—	*
Ahmet Kangal	34,007	*	3,050	30,957	*
Steven Kantor	26,776	*	26,776	—	*
Brett Katz	718	*	718	—	*
Thomas Keegan	351	*	351	—	*
James Keller	273	*	273	—	*
David Kendrick	1,528	*	1,528	—	*
Stephen Kent	37,223	*	6,044	31,179	*
John Kersse	10,363	*	1,664	8,699	*
Asif Khalfan	4,247	*	247	4,000	*
Michael Khalil	71	*	71	—	*
Jason Kilgariff	85	*	85	—	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Noel Kimmel	5,180	*	5,180	—	*
Kevin Kirby	17,975	*	5,176	12,799	*
Robert Kitchin	21,200	*	9,666	11,534	*
David Klein	802	*	802	—	*
Denis Klotz	972	*	972	—	*
Christopher Knoll	536	*	536	—	*
Charles Knott	4,568	*	4,568	—	*
James Knott	9,010	*	3,004	6,006	*
Kam Fan Kong	300	*	300	—	*
Caroline Koster	34,687	*	1,183	33,504	*
David Kravette	123,780	*	11,359	112,421	*
Karen Kreeger-Levine	68,491	*	8,491	60,000	*
Ramesh Kumaran	1,194	*	1,194	—	*
Angelina Kwan	16,370	*	11,022	5,348	*
Richard Labenski	1,944	*	1,944	—	*
Joseph Labriola Sr.	348	*	348	—	*
Joseph Labriola Jr.	88	*	88	—	*
Ashish Lall	36	*	36	—	*
Ryan Lallas	883	*	883	—	*
Michael Lalo	523	*	523	—	*
Ka Man Lam	464	*	464	—	*
Gary Lambert	523	*	523	—	*
Rick Lambert	1,176	*	1,176	—	*
Max Landgraf	2,681	*	2,681	—	*
Michael Langley	39	*	39	—	*
Stephen Larrabee	37,450	*	16,843	20,607	*
Han Hwa Lau	1,245	*	972	273	*
John Law	4,044	*	4,044	—	*
Steven Lawday	4,296	*	4,296	—	*
William Lawhorn Jr.	16,046	*	16,046	—	*
Paul Leddy	924	*	924	—	*
John Ledwith	250	*	250	—	*
Christopher Lee	4,116	*	3,943	173	*
Charles Lehoczky	6,316	*	4,211	2,105	*
James Lempenau	1,571	*	71	1,500	*
Stuart Levitt	63	*	63	—	*
Scott Levy	114	*	114	—	*
Steven Lewis	37,810	*	37,810	—	*
Patrick Lewis	208	*	208	—	*
Shuk Wai Li	20,642	*	908	19,734	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Chean Chuan Liew	8,829	*	976	7,853	*
Aaron Lindblom	1,933	*	1,933	—	*
John Lindell	554	*	554	—	*
Michael Linn	104	*	104	—	*
Michael Loftus	18,208	*	11,516	6,692	*
Bo Ching Lok	6,767	*	1,409	5,358	*
Avi Lopchinsky	71	*	71	—	*
Lord Lovat Inc.	865,080	*	157,363	707,717	*
Joseph Ludovico	964	*	964	—	*
Gary Macleod	6,316	*	4,211	2,105	*
Patrick Malcolm	1,137	*	1,137	—	*
William Malcolm	97,242	*	97,242	—	*
Richard Maletsky	2,337	*	39	2,298	*
John Manning	52,418	*	5,143	47,275	*
Anthony Manzo	14,612	*	1,150	13,462	*
Philip Marber	99,255	*	11,755	87,500	*
Alana Marcus	24	*	24	—	*
Howard Marks	2,905	*	871	2,034	*
Kevin Marks	940	*	940	—	*
Guillermo Marroquin	295	*	295	—	*
James Marshall	200	*	200	—	*
Daniel Martin	4,870	*	1,502	3,368	*
Jerome Martinant De Preneuf	6,114	*	1,146	4,968	*
Frank Massaro	2,041	*	2,041	—	*
Adam Mattessich	2,267	*	2,267	—	*
Shawn Matthews	78,229	*	78,229	—	*
Christopher Matuch	1,309	*	1,309	—	*
John Maunsell	949	*	949	—	*
Robin Mayer	267	*	267	—	*
Kenneth Mayerhofer	165	*	165	—	*
Barbara McAvoy	42	*	42	—	*
Susan McBride	19,152	*	2,163	16,989	*
Colum McCormack	30,473	*	30,473	—	*
Glenn McDermott	237	*	237	—	*
Daniel McDonald	1,982	*	1,982	—	*
Gerald McFadden	279,227	*	42,727	236,500	*
Sean McGee	2,144	*	2,144	—	*
Michael McNamara	28,581	*	1,029	27,552	*
Patrick McNelis	43,008	*	3,498	39,510	*
Kevin McNulty	45,476	*	15,325	30,151	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Peter McRae	21,844	*	7,282	14,562	*
Matthew McTamaney	4,858	*	4,858	—	*
Dennis Megley	1,585	*	1,585	—	*
Wayne Meisel	2,665	*	2,665	—	*
John Melnyk	2,817	*	2,817	—	*
Andrew Merry	4,640	*	4,640	—	*
Eric Meyer	7,923	*	2,805	5,118	*
George Michell	17,206	*	974	16,232	*
D’Arcy Miell	9,792	*	9,792	—	*
Charles Mizon	14,322	*	14,322	—	*
Hyim Mogilner	22,277	*	3,884	18,393	*
Steven Montano	16,463	*	2,135	14,328	*
Frank Monteleone	4,405	*	4,405	—	*
Robert Moore	5,486	*	5,486	—	*
Scott Moore	21,692	*	21,692	—	*
George Moorehouse	11,369	*	3,091	8,278	*
Alexander Morgan-Hughes	6,351	*	6,351	—	*
Thomas Morra	1,948	*	1,948	—	*
Salvatore Morreale	122	*	122	—	*
Craig Morse	7,031	*	1,403	5,628	*
Mark Mothner	686	*	686	—	*
Kevin Mottolese	129	*	129	—	*
Susan Moyer	30,586	*	30,586	—	*
Marc Mruz	1,548	*	1,548	—	*
Jason Mullem	3,057	*	3,057	—	*
Frank Muscari	1,633	*	1,633	—	*
Stephen Muto	951	*	951	—	*
Jonathan Nadler	882	*	882	—	*
Kanwardeep Najjhur	74,003	*	32,890	41,113	*
John Nealon	46,520	*	12,728	33,792	*
Francois Ngo	1,766	*	354	1,412	*
William Nichols	653	*	653	—	*
Michael Nitka	601	*	601	—	*
Philip Norton	69,632	*	17,149	52,483	*
Joseph Noviello	78,681	*	17,397	61,284	*
Robert Nunziato	2,835	*	2,835	—	*
Ciaran O’Brien	810	*	810	—	*
Patrick O’Brien	107	*	107	—	*
Heidi Olson	5,184	*	2,204	2,980	*
Dean O’Neill	249	*	249	—	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Nick Onesto	118	*	118	—	*
Joe Overstreet	4,076	*	4,076	—	*
Andrew Owen	833	*	833	—	*
Marc Pado	14,480	*	2,476	12,004	*
Toby Page	53,151	*	53,151	—	*
Michael Parello	8	*	8	—	*
Randee Paston	486	*	486	—	*
Lon Pastuch	70	*	70	—	*
Christopher Paternoster	1,763	*	1,763	—	*
Bijoy Paul	4,858	*	4,858	—	*
Kenneth Paulson	88	*	88	—	*
Robert Pellati	232	*	232	—	*
Lori Pennay	137	*	137	—	*
Kenneth Petersen	61,994	*	51,994	10,000	*
Richard Pezzella	666	*	666	—	*
Patrick Pfeiffer	196	*	196	—	*
Gerard Phelan	8,000	*	4,100	3,900	*
Paul Pion	132,942	*	62,528	70,414	*
Robert Pittman	181	*	181	—	*
James Pitts	345	*	345	—	*
Stephen Pledger	3,937	*	1,573	2,364	*
Dennis Potter	4,469	*	4,469	—	*
Darren Poulter	3,821	*	3,821	—	*
Richard Powell	977	*	977	—	*
Matthew Previte	52	*	52	—	*
Nicholas Pullen	15,192	*	9,117	6,075	*
Tony Pullen	39,577	*	23,785	15,792	*
Thomas Quane	523	*	523	—	*
Christian Rajac	1,146	*	1,146	—	*
Sheila Raju	42	*	42	—	*
Terrence Raleigh	989	*	200	789	*
Jason Rappolt	4,898	*	4,838	60	*
James Raymond	1,287	*	1,287	—	*
Gary Read	39,104	*	31,876	7,228	*
David Rebetti	392	*	392	—	*
Keith Reihl	106,882	*	18,245	88,637	*
Jonathan Rein	131	*	131	—	*
Anthony Reiner	116	*	116	—	*
Gregory Resnansky	36	*	36	—	*
William Rice	20,054	*	19,054	1,000	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Brett Rice	1,837	*	676	1,161	*
Neil Riley	9,779	*	739	9,040	*
Nikki Rizzi	372	*	372	—	*
Staci Robbins	976	*	476	500	*
Patrice Robiquet	287	*	287	—	*
Peter Rogers	123,046	*	14,138	108,908	*
Jason Rogers	1,814	*	1,814	—	*
Neal Romagnolo	8	*	8	—	*
Laurence Rose	25,199	*	5,617	19,582	*
Jonathan Rose	13,508	*	3,508	10,000	*
David Rosmarin	7,745	*	1,336	6,409	*
Colin Rozario	25,841	*	5,052	20,789	*
Robert Rudolph	12,634	*	12,634	—	*
Michael Russell	128	*	128	—	*
Mark Russo	587	*	587	—	*
Mark Sadler	1,278	*	1,278	—	*
Christopher Sage	739	*	739	—	*
Atsuhiko Saiki	227	*	227	—	*
Laurent Saint Aubin	1,146	*	1,146	—	*
Michael Sajkoski	115	*	115	—	*
Andrew Sale	8,210	*	8,210	—	*
Christopher Sale	98	*	98	—	*
Michael Salemo	1,026	*	1,026	—	*
Jaffar Salim	1,452	*	1,452	—	*
Jyrki Salminen	98	*	98	—	*
Peter Samaras	841	*	841	—	*
Michael Sankovich	186	*	186	—	*
Thomas Sapio	8,436	*	8,436	—	*
Tadashi Sasamoto	31,734	*	9,448	22,286	*
Lionel Sayag	8,890	*	5,778	3,112	*
Craig Schneider	1,774	*	1,774	—	*
Jonathan Schneider	447	*	447	—	*
Arnold Schonbrun	3,328	*	3,328	—	*
Carl Schref	367	*	367	—	*
Sebastian Schuett	330	*	330	—	*
Dean Schultz	279	*	279	—	*
Karl Schwab	85	*	85	—	*
Paul Selby	1,209	*	1,209	—	*
Russell Sellears	22,878	*	3,554	19,324	*
James Shaffer	25,719	*	12,069	13,650	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Andrew Sharp	71,469	*	8,874	62,595	*
Keith Sharpe	96	*	96	—	*
Allan Shaw	12,239	*	12,227	12	*
Robert Shaw	1,050	*	1,050	—	*
Maximilian Shea	210	*	210	—	*
Thomas Shea	787	*	787	—	*
Won Geun Shin	40,193	*	2,695	37,498	*
Thomas Shollar	39	*	39	—	*
Jean-Francois Simzac	4,661	*	4,661	—	*
Matthew Slaymaker	12	*	12	—	*
Clifford Smallman	2,612	*	2,612	—	*
Sarah Smart	4,644	*	4,644	—	*
Simon Smith	37,888	*	10,464	27,424	*
Edward Smith	8,348	*	8,348	—	*
George Smith	2,683	*	2,683	—	*
Robert Snelling	21,491	*	2,887	18,604	*
Michael Sobol	229	*	229	—	*
Christopher Sorenson	40,462	*	40,462	—	*
Philippe Sossah	1,529	*	287	1,242	*
Timothy Sparkes	4,018	*	4,018	—	*
Philippe Spira	19,214	*	5,180	14,034	*
Donald Staglik	19	*	19	—	*
Jason Stanley	1,307	*	1,307	—	*
Jonathan Stapleton	65	*	65	—	*
David Staudinger	875	*	875	—	*
Garett Stoffels	327	*	327	—	*
Ian Stokes	3,678	*	3,678	—	*
Anne Stratford-Martin	1,482	*	1,482	—	*
Jason Stumph	136	*	136	—	*
Daniel Suissa	187	*	187	—	*
Daniel Sullivan	12,640	*	2,538	10,102	*
Stephen Surpless	225	*	135	90	*
Joseph Swanson	4,071	*	623	3,448	*
Warren Swick	10,400	*	4,900	5,500	*
John Talanian Jr	7,112	*	7,112	—	*
George Tambakis	4,334	*	2,889	1,445	*
Edgardo Tambunting	215	*	215	—	*
Keng Sheng Tan	7,135	*	1,398	5,737	*
Jinwen Tang	13	*	13	—	*
Kevin Taylor	1,684	*	1,684	—	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Jonathan Terzi	522	*	522	—	*
Takashi Teshirogi	19,427	*	3,244	16,183	*
The Iris Cantor Trust F/B/O Iris Cantor Dated 9/9/96	217,175	*	217,175	—	*
Julien Thibaud	163	*	163	—	*
Guillaume Thibault	573	*	573	—	*
Richard Thibeault	37	*	37	—	*
Raymond Thibodeau	6,311	*	6,311	—	*
Daniele Tondo	38,418	*	2,066	36,352	*
Carl Tosner	1,894	*	957	937	*
Jeffrey Traister	163	*	163	—	*
Peter Tran	19,178	*	13,739	5,439	*
Salvatore Trani	38,984	*	5,830	33,154	*
Dru Tribble	1,373	*	1,373	—	*
Robert Trief	9,882	*	9,882	—	*
Patrick Troy	118,857	*	29,790	89,067	*
Trust F/B/O Elizabeth Fisher	1,085	*	1,085	—	*
Trust F/B/O Kelly Labozzetta	363	*	363	—	*
Trust F/B/O Kimberly Labozzetta	452	*	452	—	*
Trust F/B/O Lauren Labozzetta	341	*	341	—	*
Trust F/B/O Michelle Labozzetta	458	*	458	—	*
Trust F/B/O Monica Muhart	530	*	530	—	*
Trust F/B/O Randi Ross	686	*	686	—	*
Trust F/B/O Ryan Fisher	1,134	*	1,134	—	*
Trust F/B/O Suzanne Fisher	1,868	*	1,868	—	*
Trust N13 F/B/O Thomas Fraser	158,991	*	158,991	—	*
Trust N14 F/B/O Scott Fraser	136,432	*	136,432	—	*
Trust N17 F/B/O Samantha Fraser	102,706	*	102,706	—	*
Steven Tuch	327	*	327	—	*
Adam Turnball	972	*	972	—	*
Robert Twohig	875	*	875	—	*
Kathleen Twohig Giuggio	10,507	*	6,068	4,439	*
John Tyler	157	*	157	—	*
Robert Underwood	388	*	388	—	*
Robert Upton	1,699	*	1,699	—	*
Patrick Uzan	359	*	359	—	*
Eric Van Der Steeg	8,422	*	5,615	2,807	*
Eileen Varacchi	3,455	*	3,455	—	*
Haik Vartany	51,434	*	16,206	35,228	*
Ritchie Velazquez	280	*	280	—	*
Adam Vengrow	1,783	*	1,783	—	*

	Shares of Class A Common Stock Beneficially Owned		Shares of Class A Common Stock Being Sold	Shares of Class A Common Stock Beneficially Owned Immediately Following Such Sales
	Shares	%	Shares	Shares	%
Thierry Vergeau	42,401	*	8,775	33,626	*
Peter Veritas	26,327	*	9,716	16,611	*
Lee Victory	25,998	*	5,360	20,638	*
Prasad Viswambharan	5,182	*	5,182	—	*
Vito Vitello	17,097	*	3,498	13,599	*
Kathy Wade	1,367	*	1,367	—	*
Harry Waizer	30,266	*	3,263	27,003	*
Frank Walczak	1,930	*	1,930	—	*
George Walker	1,241	*	1,241	—	*
William Walsh	47	*	47	—	*
Noel Ward	6,157	*	350	5,807	*
Nigel Watts	1,401	*	1,401	—	*
Mark Webster	28,627	*	28,627	—	*
Bernard Weinstein	317,478	*	44,562	272,916	*
Peter Wells	18,984	*	2,604	16,380	*
Anthony Wenham	5,204	*	5,204	—	*
Stephen Whale	3,347	*	3,347	—	*
Robert Whitelock	255	*	255	—	*
Bradley Whitener	2,209	*	2,209	—	*
Scott Williams	49	*	49	—	*
Daniel Windram	5,384	*	384	5,000	*
Steven Winick	2,720	*	2,720	—	*
Arnaud Witrand	44,716	*	7,452	37,264	*
Bettina Wittich	50,053	*	25,026	25,027	*
Mark Woodcock	23,015	*	3,143	19,872	*
Michael Woolnough	6,316	*	4,211	2,105	*
Robert Wright	290	*	290	—	*
Howard Wright	7,477	*	7,477	—	*
Henry Wu	131	*	131	—	*
Richard Young	2,151	*	2,151	—	*
Therese Zuch	103	*	103	—	*
Frederick Zuck	405	*	405	—	*

*	Less than 1%.
(1)	Cantor has pledged to us, pursuant to a Pledge Agreement, dated as of July 26, 2007, such number of shares of our Class A common stock and our Class B common stock as equals 125% of the principal amount of the loans outstanding on any given date, as security for loans we agreed to make to Cantor from time to time. In September 2008, we were authorized to increase the amount available under the secured loan and Pledge Agreement with Cantor from up to $100.0 million to all excess cash other than that amount needed for regulatory purposes, and to also accept, as security, pledges of any securities in addition to pledges of Class A common stock and Class B common stock provided for under the original secured loan and Pledge Agreement. As of February 14, 2012, there was no loan amount outstanding, and there were no shares of Class A common stock or Class B common stock pledged under the Pledge Agreement.

(2)	Consists of (i) 4,477,384 shares of our Class A common stock, (ii) 34,799,362 shares of Class A common stock acquirable upon conversion of 34,799,362 shares of our Class B common stock, (iii) 47,862,204 shares of Class A common stock acquirable upon exchange of 47,862,204 Cantor units (or upon conversion of 47,862,204 shares of Class B common stock acquirable upon exchange of 47,862,204 Cantor units), and (iv) 22,508,095 shares of Class A common stock acquirable upon conversion of the 8.75% convertible notes.
(3)	Percentage based upon (i) 102,026,656 shares of our Class A common stock outstanding, (ii) 34,799,362 shares of Class A common stock acquirable upon conversion of 34,799,362 shares of Class B common stock, (iii) 47,862,204 shares of Class A common stock acquirable upon exchange of 47,862,204 Cantor units (or upon conversion of 47,862,204 shares of Class B common stock acquirable upon exchange of 47,862,204 Cantor units), and (iv) 22,508,095 shares of Class A common stock acquirable upon conversion of the 8.75% convertible notes.
(4)	Although nominally listed as a Selling Stockholder, Cantor will not be selling any shares of our Class A common stock for its own account under the registration statement. All of these 3,933,278 shares may be sold by Cantor at the direction and for the account of, or distributed by Cantor to, Individual Selling Stockholders, or donated by Cantor to Charitable Organizations. Until these shares are actually sold, distributed or donated, as the case may be, they will be reflected as being beneficially owned by Cantor. None of these 3,933,278 shares is currently being offered and sold pursuant to this prospectus supplement by or for the account of identified Individual Selling Stockholders or Charitable Organizations. Selling Stockholder information for such additional Individual Selling Stockholders and Charitable Organizations that beneficially own or will own any of these 3,933,278 shares of Class A common stock included in this prospectus supplement will be set forth in one or more additional prospectus supplements to the extent required prior to the time of any offer or sale of such shares.
(5)	Includes 750,000 shares of our Class A common stock that we donated to the Relief Fund on February 3, 2012.
(6)	Consists of (i) 139,933 shares of our Class A common stock held directly by Mr. Fraser, of which 14,941 shares are being offered and sold pursuant to this prospectus supplement, (ii) 200,000 shares of Class A common stock acquirable upon exchange of 200,000 currently exchangeable founding partner units held by Mr. Fraser, (iii) an aggregate of 398,129 shares of Class A common stock held by trusts for the benefit of Mr. Fraser’s children, which are being offered and sold pursuant to this prospectus supplement, and (iv) 865,080 shares of Class A common stock held by Lord Lovat, Inc., of which 157,363 shares are being offered and sold pursuant to this prospectus supplement and 123,957 shares are being offered and sold pursuant to our separate resale shelf Registration Statement on Form S-3. Mr. Fraser is the sole stockholder of Lord Lovat, Inc.
(7)	Percentage based on (i) 102,026,656 shares of our Class A common stock outstanding, and (ii) 200,000 currently shares of Class A common stock acquirable by Mr. Fraser upon exchange of 200,000 currently exchangeable founding partner units.
(8)	Consists of (i) the 14,941 shares of our Class A common stock held directly by Mr. Fraser, and (ii) the aggregate of 398,129 shares of Class A common stock held by the following trusts for the benefit of Mr. Fraser’s children: Trust N17 F/B/O Samantha Fraser (102,706); Trust N14 F/B/O Scott Fraser (136,432); and Trust N13 F/B/O Thomas Fraser (158,991).

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. Copies of our certificate of incorporation and bylaws and other documents referred to herein are incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part.

Our Capital Stock

The following descriptions of our Class A common stock, Class B common stock, and preferred stock and of the relevant provisions of our certificate of incorporation and bylaws and other documents are summaries thereof and are qualified in their entirety by reference to our certificate of incorporation and bylaws and such other documents, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and applicable law. Our certificate of incorporation and bylaws are each an amendment and restatement of the eSpeed certificate of incorporation and bylaws.

Our authorized capital stock consists of 600 million shares of common stock, consisting of 500 million shares of our Class A common stock, par value $0.01 per share, and 100 million shares of our Class B common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.

Common Stock

As of February 21, 2012, there were 102,026,656 shares of our Class A common stock outstanding and 34,848,107 shares of our Class B common stock outstanding. The holders of Class A common stock are generally entitled to one vote per share on all matters to be voted upon by the stockholders as a group, entitling holders of Class A common stock to approximately 22.6% of our voting power as of such date, and do not have cumulative voting rights. The holders of Class B common stock are generally entitled to ten votes per share on all matters to be voted upon by the stockholders as a group, entitling holders of Class B common stock to 77.4% of our voting power as of such date, and do not have cumulative voting rights. Cantor and CFGM, the managing general partner of Cantor and an entity controlled by our Chairman and Chief Executive Officer, Howard W. Lutnick, are the only holders of Class B common stock. Class B common stock generally votes together with Class A common stock on all matters submitted to the vote of Class A common stockholders.

Each share of our Class A common stock is equivalent to a share of our Class B common stock for purposes of economic rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock and Class B common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. See “Dividend Policy” and “Price Range of Class A Common Stock.” In the event of our liquidation, dissolution or winding up, the holders of shares of Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding.

Shares of our Class A common stock are not subject to any conversion right. Our certificate of incorporation provides that each share of our Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock. Each share of Class B common stock will automatically convert into one share of Class A common stock upon any sale, pledge or other transfer, which we refer to as a “transfer,” whether or not for value, by the initial registered holder, other than any transfer by the initial holder to (1) Cantor, (2) any entity controlled by Cantor or by Mr. Lutnick or (3) Mr. Lutnick, his spouse, his estate, any of his descendants, any of his relatives or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relatives.

Any holder of shares of our Class B common stock may pledge his, her or its shares of Class B common stock, as the case may be, to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge of shares of Class B common stock meeting these requirements, the pledged shares will not be converted automatically into shares of our Class A common stock. If the pledged shares of Class B common stock become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of Class A common stock upon the occurrence of that action. The automatic conversion provisions in our certificate of incorporation may not be amended, altered, changed or repealed without the approval of the holders of a majority of the voting power of all outstanding shares of Class A common stock.

None of the shares of our Class A common stock or our Class B common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to shares of Class A common stock or Class B common stock. All outstanding shares of Class A common stock and Class B common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority to cause us to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock pursuant to such “blank check” provisions may have the effect of delaying, deferring or preventing a change of control of us without further action by our stockholders and may adversely affect the voting and other rights of the holders of shares of our Class A common stock. At present, we have no plans to issue any preferred stock.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaws and the Convertible Notes

Some provisions of the Delaware General Corporation Law, which we refer to as the “DGCL,” our certificate of incorporation and bylaws and the convertible notes could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, or was the owner of 15% or more of a corporation’s outstanding voting stock at any time within the prior three years, other than “interested stockholders” prior to the time our Class A common stock was traded on the Nasdaq Stock Market. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for shares of Class A common stock.

Certificate of Incorporation and Bylaws

Our bylaws provide that special meetings of stockholders may be called only by the Chairman of our board of directors, or in the event the Chairman of our board of directors is unavailable, by the Chief Executive Officer or by the holders of a majority of the voting power of our Class B common stock, which is held by Cantor and CFGM. In addition, as discussed above, our certificate of incorporation permits us to issue “blank check” preferred stock.

Our bylaws require advance written notice prior to a meeting of our stockholders of a proposal or director nomination which a stockholder desires to present at such a meeting, which generally must be received by our Secretary not later than 120 days prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting. Our bylaws provide that all amendments to our bylaws must be approved by either the holders of a majority of the voting power of all of our outstanding capital stock entitled to vote or by a majority of our board of directors.

The Convertible Notes

Pursuant to the terms of the convertible notes, holders of the convertible notes will have the right to require us to repurchase all or a portion of such notes upon the occurrence of a “fundamental change” (as defined in the respective Indentures governing the convertible notes) at 100% of their principal amount, plus accrued and unpaid interest. In addition, if a “make-whole fundamental change occurs” (as defined in the respective Indentures) prior to maturity of each of the convertible notes, under certain circumstances we will increase the conversion rate by a number of additional shares of our Class A common stock (as set forth in a table in the respective Indentures) for convertible notes converted in connection with such “make-whole fundamental change.” The fundamental change purchase rights and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of us and/or the removal of incumbent management that might otherwise be beneficial to investors.

In addition, to the extent that Cantor or its affiliates continue to hold the 8.75% convertible notes, these provisions may enhance Cantor’s control of us even if Cantor were to reduce its voting power in us by, among other things, converting shares of our Class B common stock held by it into shares of our Class A common stock or selling or distributing shares of Class A common stock.

Corporate Opportunity

Our certificate of incorporation provides that no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, us or any of our stockholders, including with respect to a corporate opportunity, except as described below. To the extent that any representative of a Cantor Company also serves as our director or officer, such person will owe fiduciary duties to us in his or her capacity as our director or officer. In addition, none of any Cantor Company or any of their respective representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us, or doing business with any of our clients or customers.

If a third party presents a corporate opportunity (as defined below) to a person who is a representative of ours and a representative of a Cantor Company expressly and solely in such person’s capacity as a representative of us, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if we decide not to.

If a corporate opportunity is not presented to a person who is both a representative of ours and a representative of a Cantor Company and expressly and solely in such person’s capacity as a representative of us, such person will not be obligated to present the corporate opportunity to us or to act as if such corporate opportunity belongs to us, and such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached a duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that we are financially able to undertake that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunity, the self-interest of a Cantor Company or their respective representatives will be brought into conflict with our self-interest.

Corporate Governance and Other Matters

See our latest Annual Report on Form 10-K filed with the SEC, and any updates thereto contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Registration Rights

We entered into a registration rights agreement with Cantor dated December 9, 1999 in connection with eSpeed’s formation. We also assumed in connection with the merger the obligations of BGC Partners OldCo under its registration rights agreement with Cantor dated March 31, 2008. In connection with the issuance of the 8.75% convertible notes to Cantor, we entered into a registration rights agreement with Cantor dated April 1, 2010 with respect to shares of our Class A common stock acquirable upon conversion of the notes. In addition, pursuant to the capped call transactions that we entered into in connection with the issuance of the 4.50% convertible notes, we have agreed to register under the Securities Act shares of our Class A common stock acquired by the counterparties to the capped call transactions for hedging purposes, if in the good faith reasonable judgment of such counterparties, based upon advice of legal counsel, such shares cannot be sold without registration under the Securities Act. For a description of the foregoing registration rights, see our latest Annual Report on Form 10-K filed with the SEC, and any updates thereto contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which are incorporated by reference herein.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following is a general discussion of material U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of shares of our Class A common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of Class A common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding shares of Class A common stock are encouraged to consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR CLASS A COMMON STOCK. PROSPECTIVE HOLDERS OF SHARES OF CLASS A COMMON STOCK ARE ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SUCH SHARES.

Dividends

In general, any distribution we make to a non-U.S. holder with respect to its shares of our Class A common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution exceeds our current or accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, the holder’s basis in its shares, but not below zero, and then will be treated as gain from the sale or exchange of such shares.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment of such non-U.S. holder) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on Sale or Other Disposition of Shares of Our Class A Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our Class A common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation, which we refer to as an “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of the shares. We believe we are not, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. If we were or were to become a USRPHC at any time during the applicable period, however, any gain recognized on a sale or other disposition of shares by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5% of the Class A common stock during the applicable period would not be subject to U.S. federal income tax, provided that Class A common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of shares of our Class A common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder of shares of our Class A common stock the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding with respect to dividends paid on its shares of our Class A common stock to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our Class A common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares through a U.S. broker or the

U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells or otherwise dispose of its shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders are encouraged to consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Legislative Developments Potentially Affecting Taxation of Shares of Our Class A Common Stock Held by or Through Foreign Entities

Legislation enacted by the United States Congress will generally impose a withholding tax of 30% on dividends paid on shares of our Class A common stock and the gross proceeds of a sale or other disposition of such shares paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation will also generally impose a withholding tax of 30% on dividends paid on the shares and the gross proceeds of a sale or other disposition of such shares paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder of shares may be eligible for refunds or credits of such taxes. The legislation will be effective for amounts paid after December 31, 2013. Investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in shares of Class A common stock.

PLAN OF DISTRIBUTION

Of the 7,736,247 shares of our Class A common stock included in this prospectus supplement, an aggregate of 3,792,880 shares that have already been distributed by Cantor to partners pursuant to distribution rights and in payment of previous quarterly partnership distributions may be offered and sold through this prospectus supplement by the Individual Selling Stockholders identified in this prospectus supplement, and the remaining 3,933,278 shares included in this prospectus supplement may be offered and sold under the registration statement (1) either by Cantor at the direction and for the account of the Individual Selling Stockholders who hold the related distribution rights or have deferred receipt of shares in payment of such quarterly partnership distributions, or by such Individual Selling Stockholders as distributees of such distribution rights shares or deferred distribution shares from Cantor, which Individual Selling Stockholders in each such case will be identified in one or more additional prospectus supplements to the extent required prior to the time of any offer or sale of such Individual Selling Stockholders’ shares pursuant to the registration statement, or (2) by the Charitable Organizations, which will be identified in one or more additional prospectus supplements to the extent required prior to the time of any offer or sale of such Charitable Organizations’ shares pursuant to the registration statement. Although nominally listed as a Selling Stockholder, Cantor will not be selling any shares for its own account through the registration statement. The remaining 10,089 shares of Class A common stock included in this prospectus supplement were donated by us to The Cantor Fitzgerald Relief Fund on May 9, 2011 and may be offered and sold by the Relief Fund through this prospectus supplement.

The purpose of including these shares of our Class A common stock in this prospectus supplement is to meet the expectations of the Individual Selling Stockholders that they will receive registered shares of our Class A common stock distributed by Cantor to them pursuant to their distribution rights or in payment of such quarterly partnership distributions. Additional purposes are to enable (1) the Charitable Organizations to offer and sell any shares of Class A common stock donated by Cantor to them and (2) the Relief Fund to offer and sell the shares of Class A common stock donated by us to The Cantor Fitzgerald Relief Fund on May 9, 2011. There can be no assurances that any Selling Stockholder will sell any or all of such shares of Class A common stock pursuant to the registration statement.

The Selling Stockholders may offer and sell the shares of our Class A common stock included in this prospectus supplement from time to time directly to purchasers, through underwriters, to dealers, or through agents, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at privately negotiated prices.

The Selling Stockholders may offer and sell some or all of the shares of our Class A common stock included in this prospectus supplement by or through a broker-dealer in one or more, or a combination, of the following methods:

•	purchases by the broker-dealer as principal, and resale by the broker-dealer for its account;

•	a block trade in which the broker-dealer may attempt to sell the shares as agent, but may resell all or a portion of the block as principal in order to facilitate the transaction; or

•	transactions in which the broker-dealer as agent solicits purchasers and ordinary brokerage transactions by the broker-dealer as agent.

The Selling Stockholders may enter into hedging, option, loan, pledge, or other types of derivative or monetization transactions with respect to the shares of our Class A common stock included in this prospectus supplement, such as lending or pledging such shares to a broker-dealer, bank, or other third party, which may become a Selling Stockholder and sell such shares under the registration statement.

The Selling Stockholders may directly make offers to sell the shares of our Class A common stock included in this prospectus supplement to, or solicit offers to purchase the shares of Class A common stock from, purchasers from time to time. If required, the prospectus supplement related to any such offering by the Selling Stockholders will set forth the terms of such offering.

The Selling Stockholders may sell the shares of our Class A common stock included in this prospectus supplement from time to time to one or more underwriters, which would purchase the shares as principal for resale to purchasers, on a firm-commitment or other basis. If the Selling Stockholders sell shares of Class A common stock to underwriters, they may execute an underwriting agreement with them at the time of sale and will name them in the prospectus supplement related to any such offering. In connection with those sales, underwriters may be deemed to have received compensation from the Selling Stockholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the shares of Class A common stock for which they may act as agents. Underwriters may resell shares of Class A common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for which they may act as agents. The prospectus supplement related to any such offering will include any required information about underwriting compensation to be paid to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with such offering.

From time to time, the Selling Stockholders may sell the shares of our Class A common stock included in this prospectus supplement to one or more dealers acting as principals. If required, any additional prospectus supplement related to any such offering will name such dealers as Selling Stockholders, and will include information about any compensation paid to the dealers, in such offering. The dealers, which may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell the shares to purchasers.

The Selling Stockholders may also designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the shares of our Class A common stock included in this prospectus supplement, or to sell such shares in ordinary brokerage transactions, on their behalf. If required, any additional prospectus supplement related to any such offering will name such agents, and will include information about any commissions paid to the agents, in such offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.

Each of the Selling Stockholders may be deemed to be an “underwriter” as that term is defined in the Securities Act, and any profit on the sale of shares of our Class A common stock included in this prospectus supplement by such Selling Stockholder may be deemed to be “underwriting discounts or commissions” under the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of such shares in the market or otherwise.

In connection with a firm commitment offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of Class A common stock while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares of Class A common stock sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of Class A common stock. As a result, the price of Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on or through the Nasdaq Global Select Market, the existing trading market for Class A common stock, or in the over-the-counter market or otherwise.

The Selling Stockholders or their underwriters, broker-dealers, or agents may make sales of shares of our Class A common stock included in this prospectus supplement that are deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales of such shares made directly on or through the Nasdaq Global Select Market, the existing trading market for Class A common stock, or in the over-the-counter market or otherwise.

Any underwriters, broker-dealers, or agents offering the shares of our Class A common stock included in this prospectus supplement will not confirm sales to any accounts over which they or their affiliates exercise discretionary authority without the prior approval of the customer.

Underwriters, broker-dealers, agents and other persons may be entitled, under agreements that they may enter into with the Selling Stockholders or the Company, to indemnification by them against certain liabilities, including liabilities under the Securities Act, in connection with an offering of the shares of our Class A common stock included in this prospectus supplement.

We have agreed to pay the expenses of the registration of the shares of our Class A common stock offered and sold by the Selling Stockholders under the registration statement, including, but not limited to, all registration and filing fees and fees and expenses of our counsel and our accountants. The Selling Stockholders will pay any underwriting discounts, commissions and transfer taxes applicable to shares of Class A common stock sold by them.

In return for our agreement to include in the registration statement the shares of our Class A common stock to be offered for sale by the Selling Stockholders and to pay the expenses of the registration of such shares, we may require that the Selling Stockholders be subject to any restrictions on sale imposed by us from time to time, including, without limitation, with respect to blackout periods for sales, volume limitations, manner of sale restrictions or otherwise.

As a result of the requirements of the Financial Industry Regulatory Authority, which we refer to as “FINRA,” the maximum discount, concession or commission to be received by any FINRA member or independent broker-dealer may not be greater than eight percent (8%) of the gross proceeds received by the Selling Stockholders for the sale of any of the shares of our Class A common stock included in this prospectus supplement.

Any of the shares of our Class A common stock included in this prospectus supplement held by the Selling Stockholders that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to the registration statement. If any Selling Stockholder sells pursuant to Rule 144, such Selling Stockholder will not be deemed to be an “underwriter” as that term is defined in the Securities Act and will not be subject to the prospectus delivery requirements of the Securities Act with respect to such sales.

LEGAL MATTERS

The validity of the shares of our Class A common stock included in this prospectus supplement have been passed upon for us by Stephen M. Merkel, our Executive Vice President, General Counsel and Secretary. Mr. Merkel’s address is c/o BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. As of February 21, 2012, Mr. Merkel owned (i) 74,669 shares of Class A common stock held directly by Mr. Merkel, (ii) 300,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days held directly by Mr. Merkel, (iii) 9,098 shares of Class A common stock held in Mr. Merkel’s 401(k) account as of December 31, 2011, (iv) 2,250 shares of Class A common stock beneficially owned by Mr. Merkel’s spouse, and (v) 6,318 shares of Class A common stock held by trusts for the benefit of Mr. Merkel’s immediate family members, of which his spouse is the sole trustee. Mr. Merkel is also the Executive Managing Director, General Counsel and Secretary of Cantor and CF&Co, a limited partner in Cantor, and the Vice President and Secretary of CFGM and has in the past and may in the future sell shares of Class A common stock and working partner units to us.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited the consolidated financial statements and financial statement schedule of BGC Partners, Inc. included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the effectiveness of internal control over financial reporting of BGC Partners, Inc. as of December 31, 2010, as stated in their reports thereon, included therein, which are incorporated by reference in this prospectus supplement. Such consolidated financial statements and financial statement schedule of BGC Partners, Inc. are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These filings are also available to the public from the SEC’s website at www.sec.gov.

Our website address is www.bgcpartners.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D filed on behalf of Cantor, CFGM, our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference into this prospectus supplement the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 16, 2011;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed on May 10, 2011;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 filed on August 8, 2011;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011 filed on November 4, 2011;

•	our Current Report on Form 8-K filed on February 17, 2011 (other than as indicated therein);

•	our Current Report on Form 8-K filed on February 23, 2011;

•	our Current Report on Form 8-K filed on May 5, 2011 (other than as indicated therein);

•	our Current Report on Form 8-K filed on June 17, 2011 (other than as indicated therein);

•	our Current Report on Form 8-K filed on June 28, 2011;

•	our Current Report on Form 8-K filed on July 7, 2011;

•	our Current Report on Form 8-K filed on July 18, 2011;

•	our Current Report on Form 8-K (with respect to Items 2.02 and 9.01) filed on July 25, 2011 (other than as indicated therein);

•	our Current Report on Form 8-K (with respect to Items 8.01 and 9.01) filed on July 25, 2011;

•	our Current Report on Form 8-K filed on July 26, 2011;

•	our Current Report on Form 8-K filed on August 1, 2011;

•	our Current Report on Form 8-K filed on September 9, 2011;

•	our Current Report on Form 8-K filed on September 15, 2011;

•	our Current Report on Form 8-K filed on October 14, 2011;

•	our Current Report on Form 8-K filed on October 27, 2011 (other than as indicated therein);

•	our Current Report on Form 8-K filed on December 20, 2011 (other than with respect to Item 7.01 and Exhibit 99.1);

•	our Current Report on Form 8-K filed on February 15, 2012;

•	our Current Report on Form 8-K filed on February 21, 2012;

•	our Registration Statement on Form 8-A filed on November 18, 1999;

•	our Amendment No. 1 to Registration Statement on Form 8-A/A filed on March 7, 2001; and

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all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission File Number 0-28191) after the date of this prospectus supplement and before the completion of the offerings of the shares of our Class A common stock included in this prospectus supplement.

Any statement contained in this prospectus supplement or any subsequent prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or any subsequent prospectus supplement.

You may obtain copies of these documents, at no cost to you, from our website (www.bgcpartners.com), or by writing or telephoning us at the following address:

Investor Relations

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2426